Exhibit 99.1

Company Contact:

Mark L. Weinstein, President & CEO

Ted I. Kaminer, CFO

Tel: (267) 757-3000

Porter, LeVay & Rose, Inc.

Linda Decker, VP - Investor Relations

Tel: (212) 564-4700

Tom Gibson, VP – Media Relations

(201) 476-0322

FOR IMMEDIATE RELEASE

BIO-IMAGING TECHNOLOGIES ANNOUNCES FIRST QUARTER 2006

FINANCIAL RESULTS

NEWTOWN, PA, May 3, 2006 — Bio-Imaging Technologies, Inc. (“Bio-Imaging”) (NASDAQ/NMS: BITI) today announced its financial results for the quarter ended March 31, 2006.

Financial highlights for the first quarter 2006 include:

•	Service revenues for first quarter 2006 increased 31.0% to $7.2 million as compared to $5.5 million for the same period in 2005. First quarter 2006 service revenue was derived from 218 projects for 95 clients.

•	Operating loss for first quarter 2006 was $194,000 compared to operating loss of $1.7 million for first quarter 2005. The results for first quarter 2006 include stock option expense of $78,000 pursuant to the provisions of FAS 123R, Share-Based Payment, which was adopted on January 1, 2006.

•	Net loss for first quarter 2006 was $56,000, or $0.01 per fully diluted share, versus a net loss of $998,000, or $0.09 per fully diluted share, for first quarter 2005.

•	Backlog increased to $61.5 million as of March 31, 2006, a record high for the Company.

Mark L. Weinstein, President and Chief Executive Officer of Bio-Imaging, said, “The first quarter’s year over year growth in service revenue is reflective of the strong contract signings and the strength of the backlog with which we entered 2006. The strong increase in service revenue and the significant reduction in operating loss illustrate the effectiveness of our sales and marketing effort and the cost containment and process improvement efforts to facilitate our return to profitability in 2006. We are increasing our 2006 service revenue guidance to a range of $28.0-$30.0 million from $26.6-$27.3 million and reiterate that we expect to be profitable for the full year 2006. Service revenue for the full year 2005 was $23.7 million.”

Mr. Weinstein continued “While we have been implementing our plan to restore the company to profitability, we continue to make the necessary investments to expand our global capabilities and look for appropriate acquisition targets to enhance our therapeutic expertise and strengthen our core business.

-more-

First quarter results include CapMed revenue and operating expenses of $86,000 and $570,000, respectively. Mr. Weinstein remarked, “In the first quarter, we announced an agreement with Thomas Jefferson University Hospital to distribute throughout the Greater Philadelphia Region 100,000 CapMed Personal Health Record CD-ROMs that contain a Personal Health Manager (PHM) application. This is a prime example of how our products can be used as a marketing vehicle for a hospital system while providing a valuable product to their constituents. Based on the success of this program, we are in discussions with other hospital systems for similar products. Also, during the quarter we have responded to requests for proposals for providing the patient-centric personal health record component for several large regional health information organizations (RHIOS). We are working alongside a number of the major industry stakeholders in these initiatives and believe we are well positioned to be successful. Based on the level of activities we see in the market we reiterate that we believe the division will break even this year.”

Management of Bio-Imaging Technologies, Inc. will host a conference call on the same day at 11:00 A.M. EDT to discuss the company’s financial results and achievements. Those who wish to participate in the conference call may telephone (888) 335-6674, PIN #7320998 approximately 15 minutes before the call. There will be a simultaneous webcast on www.bioimaging.com. A digital replay will be available by telephone for two weeks and may be accessed by dialing (877) 519-4471, from the US, or (973) 341-3080, for international callers, and entering PIN #7320998. The replay will also be on the website under “Investor Relations” at www.bioimaging.com for two weeks.

Bio-Imaging Technologies, Inc. is a healthcare contract service organization providing services that support the product development process of the pharmaceutical, biotechnology and medical device industries. The Company has specialized in assisting its clients in the design and management of the medical-imaging component of clinical trials since 1990. Bio-Imaging serves its clients on a global basis through its US Core Lab in Newtown, PA, its European Core Lab in Leiden, The Netherlands and business offices in Massachusetts, the United Kingdom and Germany. Through its CapMed division, Bio-Imaging provides the Personal HealthKey™ technology and the Personal Health Record (PHR) software allowing patients to better monitor and manage their health care information. Copies of Bio-Imaging Technologies’ press releases and other information may be obtained through Bio-Imaging’s web site at www.bioimaging.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company’s statements regarding trends in the marketplace and potential future results are examples of such forward-looking statements. The forward-looking statements include risks and uncertainties, including, but not limited to, the Company’s financial projections, the consummation and the successful integration of any proposed acquisitions, the timing of projects due to the variability in size, scope and duration of projects, estimates made by management with respect to the Company’s critical accounting policies, regulatory delays, clinical study results which lead to reductions or cancellations of projects and other factors, including general economic conditions and regulatory developments, not within the Company’s control. The factors discussed herein and expressed from time to time in the Company’s filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstance.

-financial tables to follow-

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	For the Three Months Ended
	3/31/06	3/31/05
Service revenues	7,243	5,528
Reimbursement revenues	2,067	1,597

Total revenues	$9,310	$7,125

Costs and expenses:
Cost of revenues	6,685	6,372
General & admin. expenses	1,371	1,252
Sales & marketing expenses	1,448	1,187

Total cost and expenses	9,504	8,811

Loss from operations	(194)	(1,686)

Interest income (expense) – net	100	(5)

Loss before taxes	(94)	(1,691)
Income tax benefit	38	693

Net loss	(56)	(998)

Basic loss per share	$(0.01)	$(0.09)

Weighted average number of shares - basic	11,180	11,051

Diluted loss per share	$(0.01)	$(0.09)

Weighted average number of shares – diluted	11,180	11,051

-more-

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands)

(unaudited)

ASSETS

	March 31, 2006	December 31, 2005
Current assets:

Cash and cash equivalents	$11,267	$10,554
Accounts receivable	6,959	6,631
Prepaid expenses and other current assets	986	992
Deferred income taxes	1,780	715

Total current assets	20,992	18,892

Property & equipment net	5,253	5,109
Intangibles & goodwill	2,445	2,519
Deferred income taxes	847	1,844
Other assets	383	427

Total assets	$29,920	$28,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,605	$1,681
Accrued expenses and other current liabilities	1,669	2,027
Deferred revenue	7,987	6,255
Current maturities of capital lease obligations	831	874

Total current liabilities	12,092	10,837

Long-term capital lease obligations	367	551
Other liability	210	206

Total liabilities	12,669	11,594

Stockholders’ equity:
Common stock -	3	3
Additional paid-in capital	22,401	22,303
Accumulated other comprehensive loss	(50)	(62)
Accumulated deficit	(5,103)	(5,047)

Total stockholders’ equity	17,251	17,197

Total liabilities & stockholders’ equity	$29,920	$28,791

-more-

BIO-IMAGING TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	For the Three Months Ended
	03/31/06	03/31/05
Cash flows from operating activities:
Net loss	(56)	(998)
Adjustments to reconcile net income to net cash provided by Operating activities:
Depreciation and amortization	548	525
Provision for deferred income taxes	(38)	(679)
Bad debt provision	(3)	(1)
Sales leaseback gains	—	13
Stock based compensation expense	84	1
Loss on foreign currency options	19	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(324)	1,752
Increase in prepaid expenses and other current assets	(18)	(25)
Decrease (increase) in other assets	45	(65)
(Decrease) increase in accounts payable	(246)	894
Decrease in accrued expenses and other current liabilities	(357)	(86)
Increase (decrease) in deferred revenue	1,732	(452)
Increase in other liabilities	4	18

Net cash provided by operating activities	$1,390	$897

Cash flows from investing activities:
Purchases of property and equipment	(449)	(737)

Net cash used in investing activities	$(449)	$(737)

Cash flows from financing activities:
Payments under equipment lease obligations	(228)	(185)
Premiums paid for foreign currency options	(14)	—
Proceeds from exercise of stock options	14	6
Proceeds from sales leaseback	—	329

Net cash (used in) provided by financing activities	$(228)	$150

Net increase in cash and cash equivalents	713	310
Cash and cash equivalents at beginning of period	10,554	9,650

Cash and cash equivalents at end of period	$11,267	$9,960

Supplemental schedule of noncash investing and financing activities:
Equipment purchased under capital lease obligations	$—	$329

######